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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference of our opinion dated February 29, 1996 (July 24, 1996 as to Notes 3.4, 6 and 11) appearing in this Annual Report on Form 10-K/A-3 of United Companies Financial Corporation for the year ended December 31, 1995 in the following: Registration Statement No. 33-15326 on Form S-8 pertaining to the United Companies Financial Corporation 1986 Employee Incentive Stock Option Plan, Registration Statement No. 33-17366 on Form S-8 pertaining to the United Companies Financial Corporation Employees' Savings Plan and Trust, Registration Statement No. 33-29994 on Form S-8 pertaining to the 1989 Stock Incentive Plan and the 1989 Non-Employee Director Stock Option Plan, Registration Statement No. 33-54955 on Form S-8 pertaining to the 1993 Stock Incentive Plan and the 1993 Non-Employee Director Stock Option Plan, Registration Statement No. 33-68626 on Form S-3 pertaining to the registration of 1,951,204 shares of United Companies Financial Corporation Common Stock, Registration Statement No. 33-60367 on Form S-3 pertaining to the registration of $200 million of United Companies Financial Corporation Debt Securities and Preferred Stock, and Registration Statement No. 33-52739 on Form S-3 pertaining to the registration of 200,000 shares of United Companies Financial Corporation Common Stock and Registration Statement No. 33-63069 on Form S-8 pertaining to the United Companies Financial Corporation Management Incentive Plan.


DELOITTE & TOUCHE LLP

Baton Rouge, Louisiana

August 12, 1996